Exhibit 9(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                             BT PYRAMID MUTUAL FUNDS
                          FOR BT PRESERVATIONPLUS FUND

                            SHAREHOLDER SERVICES PLAN
                           Adopted as of June 11, 1997
                   Amended and Restated as of October 14, 1998


      This Shareholder Services Plan ("Plan") is adopted as of October 14, 1998 by the Board of Trustees of BT Pyramid Mutual Funds ("Trust"), a Massachusetts business trust with respect to the Retirement Class, the Service Class and the Institutional Service Class (the "Classes") of the BT PreservationPlus Fund (the "Fund").

      1. This Plan is adopted to allow the Classes to make payments as contemplated herein to obtain certain services for shareholders and/or the maintenance of shareholder accounts ("Services"). The Services may include without limitation: establishing and maintaining shareholder and Plan participant accounts, processing purchase and redemption transactions, arranging for bank wires, performing shareholder sub-accounting, answering client inquiries regarding the Fund and/or the Classes, providing periodic statements showing the client's account balance and those of Plan participants, transmitting proxy statements, periodic reports, updated prospectuses and other communications to shareholders and, with respect to meetings of shareholders, collecting, tabulating and forwarding to the Trust executed proxies and obtaining such other information and performing such other services as may reasonably be required.

      2. This Plan is designed to compensate broker/dealers, Plan administrators, other financial institutions and other persons ("Providers") for providing services to the Fund and/or the Classes and their shareholders. The Plan will be administered by Bankers Trust Company ("BT"). In compensation for the services provided to this Plan, Providers, including BT where appropriate, will be paid a quarterly fee with respect to each Class, computed at the annual rate not to exceed: 0.15 of 1% of the average aggregate net asset value of the shares of the Institutional Srvice Class held during the quarter; and 0.25 of 1% of the average aggregate net asset value of the shares of each of the Retirement Class and the Service Class, held during the quarter.

      3. Any payments made to any Provider pursuant to this Plan will be made pursuant to a "Shareholder Services Agreement" entered into by BT on behalf of the respective Class and the Provider.

      4. The Trust has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

      5. Quarterly in each year that this Plan remains in effect, BT shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan.

      6. This Plan shall become effective (i) after approval by majority votes of: (a) the Trust's Board of Trustees; and (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

      7. This Plan shall remain in effect with respect to each Class for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a vote of a majority of the Trust's Board of Trustees and majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

      8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

      9. This Plan may be terminated with respect to a Class at any time by: (a) a majority vote of the disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of that Class as defined in Section 2 (a) (42) of the Investment Company Act of 1940, as amended.

      10. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

      11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

      12. This Plan shall be construed in accordance with and governed by the laws of the State of New York.

      Witness the due execution hereof this 14th day of October, 1998.

                                    BT PYRAMID MUTUAL FUNDS


                                    By: /S/ JAY S. NEUMAN
                                    Name:  Jay S. Neuman
                                    Title:  Secretary